Filed Pursuant to Rule 424(b)(4)
Registration No. 333-152434
Prospectus Supplement
(To Prospectus Dated July 21, 2008)

Gateway Financial Holdings, Inc.
A North Carolina corporation with its headquarters in
Virginia Beach, Virginia

Up to $40,000,000
Series B 12.0% Non-Convertible Non-Cumulative Perpetual Preferred Stock
(liquidation amount $1,000 per share)

Minimum Purchase: $50,000 (50 shares)

Quarterly Dividend Distributions:
If approved by the Board of Directors, Gateway Financial will pay you quarterly non-cumulative cash dividends on the preferred stock at an annual rate equal to 12.0% beginning on January 1, 2009.

Redemption:
Gateway Financial may redeem all or some of the preferred stock at any time, and for any reason, after October 1, 2009.

All preferred shares we are selling in this offering will be freely transferable without restriction under the Securities Act of 1933, as amended, except for shares purchased by our “affiliates.” However, there is no public trading market for the preferred shares being offered hereunder and we do not expect one to develop.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” beginning on page S-9 of this prospectus supplement and in the documents we file with the SEC that are incorporated in this prospectus supplement and the accompanying prospectus by reference for certain risks and uncertainties you should consider.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any of the securities presented hereby except in states in which these securities are exempt from securities registration and except as to residents of such states.

Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Gateway Financial since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

Principal Office Location:	Mailing Address:
1580 Laskin Road	Post Office Box 62715
Virginia Beach, Virginia 23451	Virginia Beach, Virginia 23466

Telephone: (757) 422-4055  •   Telefax: (757) 422-3419

The date of this prospectus supplement is September 29, 2008

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless the context requires otherwise, in this prospectus supplement and the accompanying prospectus, we use the terms “we,” “us,” “our,” “Gateway” and the “Company” to refer to Gateway Financial Holdings, Inc. and its subsidiaries. The terms “bank” and “Gateway Bank” refers to our principal operating subsidiary, Gateway Bank & Trust Co., and the terms “Series B Preferred Stock” or “preferred stock” refer to the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock being offered by this prospectus supplement (unless the context indicates another meaning). The term “Hampton Roads Bankshares” refers to Hampton Roads Bankshares, Inc. and its subsidiaries.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Our shelf registration statement allows us to offer from time to time common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units consisting of any combination of the foregoing.

In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement and other general information that may apply to this offering. In this prospectus supplement, we provide you with specific information about the Series B Preferred Stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common and preferred stock and other information you should know before investing.

This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should carefully read both this prospectus supplement and the accompanying prospectus as well as additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not rely on any other information you may otherwise receive. We are not making an offer to sell or selling these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the respective dates of those documents, except where the information is as of a specific date.

Generally, when we refer to this “prospectus,” we are referring to both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the North Carolina and Virginia market. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee nor assume responsibility for the accuracy and completeness of this information.

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SUMMARY

This summary highlights information contained in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus supplement and Exhibit A, our financial statements and the other information that is incorporated by reference into this prospectus supplement.

The Offering of the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock

The issuer	Gateway Financial Holdings, Inc., a North Carolina corporation.

Securities being offered	Up to 40,000 shares of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock with a liquidation value of $1,000 per share. There is no minimum number of shares that must be sold to complete the offering. The shares will rank on a parity with the outstanding shares of Series A Preferred Stock and senior to our common stock with respect to dividends and liquidation rights. The shares are not convertible into any other security of the Company.

Offering price	$1,000 per share of preferred stock with a minimum purchase price per investor of $50,000 (50 shares).

When dividends will be paid to you	If you purchase the preferred stock and so long as you continue to hold it, you are entitled to receive non-cumulative cash dividend distributions, when, as and if declared by the Board of Directors, at an annual rate of 12.0%. We expect to pay dividends quarterly on January 1, April 1, July 1 and October 1 of each year, beginning January 1, 2009. The first dividend, if declared, will accumulate from the date the Company issues the preferred stock until December 31, 2008. To be entitled to receive dividend distributions, the preferred stock must be registered in your name on the 15th day of the month prior to the month in which the relevant dividend distribution date occurs even if that day is not a business day.

Maturity of the securities	The preferred stock will be perpetual.

Redemption by the Company	We may, at our election, redeem all of the preferred stock at any time on or after October 1, 2009 without the payment of any premium amounts. Redemption of the preferred stock will be subject to the prior approval of the Federal Reserve, if approval is then required. If your preferred stock is redeemed by the Company, you will receive the liquidation amount of $1,000 per share of preferred stock, plus any declared and accrued but unpaid dividends thereon.

Limited voting rights	Except in limited circumstances, holders of the preferred stock will have no voting rights.

How the proceeds of this offering will be used	Assuming that the maximum number of shares is sold, we estimate that the net proceeds to us from the sale of the preferred stock, after deducting offering expenses, will be approximately $39.75 million. We will use those proceeds to recapitalize and strengthen the balance sheet of Gateway Bank following the impairment on the bank’s investment in the preferred stocks of Fannie Mae and Freddie Mac and provide capital to support future growth of the bank. See “Risk Factors” on page S-9 and “Use of Proceeds” on page S-17.

Purchase by Officers and Directors	Certain officers and directors of the Company participated in the offering through the purchase, in the aggregate, of 7,700 shares of the preferred stock (19.25% of the offering had the maximum been sold).

Absence of a trading market	The preferred shares are a new issue of securities with no established trading market. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the preferred shares.

Risk factors	Before purchasing the preferred stock being offered, you should carefully consider the “Risk Factors” beginning on page S-9.

RECENT DEVELOPMENTS

On September 24, 2008, Gateway announced that it has executed a definitive agreement pursuant to which it will merge with and into Hampton Roads Bankshares, Inc., the parent financial holding company for Bank of Hampton Roads and Shore Bank. Under the terms of the merger agreement, Hampton Roads Bankshares will acquire all of the outstanding shares of Gateway. Gateway’s shareholders will receive 0.67 shares of Hampton Roads Bankshares common stock for each share of Gateway common stock owned. If the merger is consummated, preferred shareholders of Gateway, including purchasers of the Series B Preferred Stock offered by this prospectus, will receive comparable preferred shares in the combined company in exchange for their shares of preferred stock. The merger is conditioned upon, among other things, Gateway raising additional capital to maintain its status as “well capitalized” (which condition is intended to be satisfied in part or in full by the proceeds Gateway seeks to raise in this offering). The merger is anticipated to close in the fourth quarter of 2008 and is conditioned upon customary closing conditions, including receiving the requisite regulatory and stockholder approvals. Subsequent to the completion of the merger, Gateway Bank would operate as a wholly owned subsidiary of Hampton Roads Bankshares.

Hampton Roads Bankshares is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. Hampton Roads Bankshares’ primary subsidiaries are Bank of Hampton Roads and Shore Bank. These banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates 18 banking offices in the Hampton Roads region of southeastern Virginia and Shore Bank operates 8 banking offices on the Eastern Shore of Virginia and Maryland. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.

SELECTED FINANCIAL DATA

The table below presents our selected consolidated financial data as of and for the six months ended June 30, 2008 and 2007 and the five years ended December 31, 2007. This data should be read in conjunction with the consolidated financial statements and the notes thereto, and the information contained in the section of our Exchange Act reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” which are incorporated by reference into this prospectus, as described below. The selected historical financial data as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 has been derived from our audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus. The selected historical financial data as of December 31, 2005, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 has been derived from our audited financial statements, which are not incorporated by reference into this prospectus. The selected historical financial data for the six months ended June 30, 2008 and 2007 has been derived from our unaudited consolidated financial statements and related notes, which are incorporated by reference into this prospectus as described below. In the opinion of our management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data as of those dates and for those periods. Results for the six-month period ended June 30, 2008, are not necessarily indicative of our results for the full fiscal year or for any other period.

	For the Six Months Ended June 30,
	2008	2007
	(Dollars in thousands, except per share data)
	(unaudited)

Operating Data:
Total interest income	$59,158	$47,627
Total interest expense	32,804	25,879

Net interest income	26,354	21,748
Provision for loan losses	3,800	2,550

Net interest income after provision for loan losses	22,554	19,198
Total non-interest income	11,719	7,766
Total non-interest expense	27,181	19,943

Income before income taxes	7,092	7,021
Provision for income taxes	2,009	2,488

Net income	$5,083	$4,533

Per Share Data:(1)
Net income basic	$0.33	$0.40
Net income diluted	0.32	0.39
Dividends	0.16	0.13
Book value per common share	11.06	10.89
Tangible book value per common share	7.06	6.86
Balance Sheet Data:
Total assets	$2,127,725	$1,749,258
Loans receivable	1,752,007	1,354,160
Allowance for loan losses	18,203	13,340
Deposits	1,618,541	1,411,231
Borrowings	337,262	175,630
Stockholders’ equity	163,684	139,799

	For the Six Months Ended June 30,
	2008	2007
	(Dollars in thousands, except per share data)
	(unaudited)

Selected Performance Ratios:
Return on average assets	0.51%	0.68%
Return on average common equity	5.77%	7.95%
Net interest margin(2)	3.00%	3.55%
Net interest spread(3)	2.76%	3.11%
Non-interest income as a percentage of net interest income and non-interest income	30.78%	26.31%
Non-interest income as a percentage of average assets	1.17%	1.15%
Non-interest expense to average assets	2.74%	2.98%
Efficiency ratio(4)	71.39%	67.95%
Asset Quality Ratios:
Nonperforming loans to period-end loans	0.40%	0.06%
Allowance for loan losses to period-end loans	1.04%	0.99%
Allowance for loan losses to nonperforming loans	257.98%	1,526.32%
Nonperforming assets to total assets(5)	0.47%	0.07%
Net loan charge-offs to average loans outstanding	0.11%	0.13%
Capital Ratios: (6)
Total risk-based capital	10.89%	10.82%
Tier 1 risk-based capital	8.88%	9.39%
Leverage ratio	8.40%	9.83%
Equity to assets ratio	7.69%	7.99%
Other Data:
Number of banking offices	36	31
Number of full time equivalent employees	485	422

	For The Years Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

Operating Data:
Total interest income	$109,559	$73,097	$39,679	$19,632	$13,486
Total interest expense	60,474	36,099	16,376	6,691	5,341

Net interest income	49,085	36,998	23,303	12,941	8,145
Provision for loan losses	4,900	3,400	2,200	1,425	1,200

Net interest income after provision for loan losses	44,185	33,598	21,103	11,516	6,945
Total non-interest income	17,765	9,270	8,067	5,857	4,485
Total non-interest expense	44,941	34,974	23,266	14,653	10,230

Income before income taxes	17,009	7,894	5,904	2,720	1,200
Provision for income taxes	5,990	2,625	1,965	710	—

Net income	$11,019	$5,269	$3,939	$2,010	$1,200

Per Share Data:(1)
Net income basic	$0.91	$0.49	$0.48	$0.37	$0.30
Net income diluted	0.89	0.47	0.46	0.34	0.29
Dividends	0.29	0.16	0.09	0.02	—
Book value per common share	11.24	9.99	9.46	7.98	6.20
Tangible book value per common share	7.17	8.84	8.47	6.66	5.31
Balance Sheet Data:
Total assets	$1,868,185	$1,207,477	$883,373	$535,728	$314,826
Loans receivable	1,522,401	994,592	666,652	381,956	231,740
Allowance for loan losses	15,339	9,405	6,283	4,163	2,759
Deposits	1,408,919	923,725	646,262	406,259	238,452
Borrowings	282,102	166,929	134,665	63,926	50,000
Stockholders’ equity	164,407	109,640	98,744	64,318	24,971
Selected Performance Ratios:
Return on average assets	0.71%	0.51%	0.58%	0.49%	0.43%
Return on average equity	8.45%	5.06%	5.77%	5.12%	4.93%
Net interest margin(2)	3.49%	3.87%	3.81%	3.59%	3.24%
Net interest spread(3)	3.12%	3.35%	3.44%	3.33%	2.98%
Non-interest income as a percentage of net interest income and non-interest income	26.57%	20.04%	25.72%	31.16%	35.51%
Non-interest income as a percentage of average assets	1.15%	0.89%	1.19%	1.44%	1.61%
Non-interest expense to average assets	2.90%	3.35%	3.43%	3.59%	3.67%
Efficiency ratio(4)	67.23%	75.80%	74.17%	77.95%	81.00%

	For The Years Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in thousands, except per share data)

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.22%	0.33%	0.03%	0.13%	0.52%
Allowance for loan losses to period-end loans	1.01%	0.95%	0.94%	1.09%	1.19%
Allowance for loan losses to nonperforming loans	450.22%	287.70%	3,079.90%	849.59%	228.02%
Nonperforming assets to total assets(5)	0.21%	0.27%	0.02%	0.09%	0.38%
Net loan charge-offs to average loans outstanding	0.09%	0.04%	0.02%	0.01%	0.11%
Capital Ratios: (6)
Total risk-based capital	11.40%	12.99%	15.17%	17.40%	12.68%
Tier 1 risk-based capital	10.43%	12.11%	14.31%	16.41%	11.59%
Leverage ratio	9.76%	11.38%	13.73%	13.89%	9.33%
Equity to assets ratio	8.80%	9.08%	10.19%	12.01%	7.93%
Other Data:
Number of banking offices	33	24	18	16	10
Number of full time equivalent employees	420	327	247	191	123

(1)	Restated for the 11-for-10 stock split in 2006, the 11-for-10 stock split in 2005, the 21-for-20 stock split in 2004, and the 21-for-20 stock split occurring during 2003.

(2)	Net interest margin is net interest income divided by average interest-earning assets.

(3)	Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Nonperforming assets consists of nonaccrual loans, restructured loans, and real estate owned, where applicable.

(6)	Capital ratios are for the Company.

FORWARD-LOOKING STATEMENTS

We make certain forward-looking statements in this prospectus, any prospectus supplement, and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, or the documents incorporated by reference. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulations; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statement, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

RISK FACTORS

This section describes some, but not all, of the risks of acquiring preferred stock in this offering. Before making an investment decision, you should carefully consider the risks described below in conjunction with other information contained in this prospectus supplement, together with other information included in or incorporated by reference into this prospectus supplement. Our business, financial condition, and results of operations could be harmed by any of these risks, or other risks that have not been identified or which we believe are immaterial or unlikely. The value or market price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition to the risks described in this prospectus supplement, you should carefully consider the risks described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under Item 1A “Risk Factors.” In connection with the forward-looking statements that appear in this prospectus supplement and the accompanying prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Statements” beginning on page S-8 of this prospectus supplement.

Risks Related to Our Business

We face risks with respect to our proposed merger.

On September 24, 2008, we announced a merger agreement with Hampton Roads Bankshares, Inc., which if consummated could materially change our expansion plans and would create a number of risks associated with a combination with another bank. Acquisitions and mergers involve a number of risks, including:

•	changes in personnel and operating philosophy;

•	the time and costs associated with evaluating credit, operations, management and market risks with respect to the combined entity;

•	the time and costs of evaluating local management and offices;

•	our ability to raise additional capital, which is a condition of the merger;

•	possible ownership and economic dilution to our current shareholders and to investors purchasing stock in this offering;

•	the diversion of our management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	the introduction of new products and services into our business;

•	the time and costs associated with integrating combined operations may inhibit or delay any future expansion plans;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; and

•	the risk of loss of key employees and customers.

There can be no assurance integration efforts for this merger or any future mergers or acquisitions will be successful. Also, we may issue equity securities, including common stock, and securities convertible into shares of our common stock in connection with future acquisitions, which could cause ownership and economic dilution to our current shareholders. There is no assurance that our integration efforts will be successful or the combined company, after giving effect to the acquisition, will achieve profits comparable to or better than our historical experience.

The proposed merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Gateway and/or the surviving corporation.

Before the merger with Hampton Roads Bankshares may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various bank regulatory and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Gateway does not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the surviving corporation following the merger, any of which might have a material adverse effect on the surviving corporation following the merger.

Our financial condition and results of operations could be negatively affected if we fail to manage our growth effectively.

We pursued a significant growth strategy for our business historically, but intend to normalize our growth pending completion of the merger. We cannot assure you we will be able to successfully manage this normalization of our growth or that any such a change in our historic business strategy will not adversely affect our results of operations. Failure to maintain or manage our growth effectively could have a material adverse effect on our business, future prospects, financial condition or results of operations, and could adversely affect our ability to successfully implement our business strategy.

Our business is subject to the success of the local economies where we operate.

Our success significantly depends upon the growth in population, income levels, deposits and housing starts in our primary and secondary markets. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. Adverse economic conditions in our specific market area could reduce our growth rate, affect the ability of our customers to repay their loans to us and generally affect our financial condition and results of operations. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

Any adverse market or economic conditions in Virginia and North Carolina may disproportionately increase the risk that our borrowers will be unable to make their contractual loan payments as they come due. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in Virginia and North Carolina could adversely affect the value of our assets, our revenues, results of operations and financial condition.

If the value of real estate in our core market areas were to decline materially, a significant portion of our loan portfolio could become under-collateralized, which could have a material adverse effect on us.

With most of our loans concentrated in the Richmond and Greater Metropolitan Hampton Roads areas of Virginia and the coastal and eastern Piedmont region of North Carolina, a decline in local economic conditions could adversely affect the values of our real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on our earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, the bank often secures loans with real estate collateral. At June 30, 2008, approximately 80% of the bank’s loans have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.

Our construction loans are subject to additional lending risks that could adversely affect earnings.

As of June 30, 2008, approximately 38% of our total loan portfolio was in construction, acquisition and development loans. In the event of a general economic slowdown like the one we are currently experiencing, these loans have additional risks beyond our other loans that could affect the borrowers’ ability to repay on a timely basis. In addition to the normal loan risks of nonpayment by borrowers and decreases in real estate values, construction lending poses additional risks that affect the ability of borrowers to repay loans and the value and marketability of real estate collateral, such as:

•	developments, builders or owners may fail to complete or develop projects;

•	municipalities may place moratoriums on building, utility connections or required certifications;

•	developers may fail to sell the improved real estate;

•	there may be construction delays and cost overruns;

•	the variable rates on these loans could increase the payment on the loan at a time when the borrower’s income is under stress;

•	collateral may prove insufficient; or

•	permanent financing may not be obtained in a timely manner.

Any of these conditions could negatively affect our net income and our financial condition.

An inadequate allowance for loan losses would reduce our earnings and capital.

Our loan losses could exceed the allowance for loan losses we have set aside. Our average loan size continues to increase. Reliance on historic loan loss experience may not be indicative of future loan losses. Approximately 78.1% of our loan portfolio is composed of construction, acquisition and development, commercial mortgage and commercial and industrial loans. Repayment of such loans is generally considered more subject to market risk than residential mortgage loans. Industry experience shows that a portion of loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria we utilize, losses may be experienced as a result of various factors beyond our control, including, among other things, changes in market conditions affecting the value of our loan collateral and problems affecting the credit of our borrowers.

Management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb losses, or if the bank regulatory authorities require the bank to increase the allowance for loan losses as a part of their examination process, the bank’s earnings and capital could be significantly and adversely affected.

A significant part of our loan portfolio is unseasoned.

From the beginning of 2007 through June 30, 2008, our loan portfolio grew by approximately $757 million, including approximately $168 million in loans acquired as a result of our acquisition of The Bank of Richmond, N.A. It is difficult to assess the future performance of this part of our loan portfolio due to the recent origination of these loans. Industry experience shows that it takes several years for loan difficulties to become apparent. We can give no assurance that these loans will not become non-performing or delinquent, which could adversely affect our future performance.

The decline in the fair market value of various investment securities available for sale could result in future impairment losses.

As of June 30, 2008, the total amortized cost of our portfolio of investment securities available for sale, which includes both debt and equity securities, was approximately $146.5 million while the fair market value of our investment securities available for sale was approximately $139.8 million. As of June 30, 2008, the difference between the estimated fair value and amortized cost of the equity securities included within our available-for-sale investment portfolio was a loss of $6.7 million, and an approximate $4.1 million loss net of tax, which was included in accumulated other comprehensive loss as a reduction in stockholders’ equity on our balance sheet.

We have not recognized this difference as a charge against net income due to our determination at June 30, 2008, that the unrealized losses in our investment securities available for sale did not constitute other-than-temporary impairments. Since that time, however, the United States Treasury placed the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”) into conservatorship, two companies whose preferred stock we have purchased and included in our investment securities available for sale. Because Freddie Mac and Fannie Mae have been placed into conservatorship, we have determined that we must recognize the difference between the cost to us of their preferred stock and their fair market value as an other-than-temporary impairment which we will record as an impairment loss against our income in an amount equal to such difference. Our investments in the perpetual preferred stocks of Freddie Mac and Fannie Mae are included in securities available for sale at a cost of $20.2 million and $20.2 million, respectively, however these securities currently trade at five to 10 percent of par value.

We have not yet determined the precise amount of the impairment that we will recognize on the securities of Freddie Mac and Fannie Mae for the third quarter given the uncertainties and significant volatility being experienced in the market, but we expect the amount to be material to our financial condition and results of operations. Even after taking an impairment loss on those securities, we cannot guarantee that we will not have to recognize in one or more future reporting periods additional impairment losses which could have a material adverse effect on our financial condition and results of operation.

A number of factors could cause us to conclude in one or more future reporting periods that any difference between the fair value and the amortized cost of any of our investment securities available for sale constitutes an other-than-temporary impairment. These factors include, but are not limited to, an increase in the severity of the unrealized loss on a particular security, an increase in the length of time unrealized losses continue without an improvement in value, a change in our intent or ability to hold the security for a period of time sufficient to allow for the forecasted recovery, or changes in market conditions or industry or issuer specific factors that would render us unable to forecast a full recovery in value.

Our reliance on time deposits, including out-of-market certificates of deposit, as a source of funds for loans and our other liquidity needs could have an adverse effect on our operating results.

Among other sources of funds, we rely heavily on deposits for funds to make loans and provide for our other liquidity needs. However, our loan demand has exceeded the rate at which we have been able to build core deposits so we have relied heavily on time deposits, including out-of-market certificates of deposit, as a source of funds. Those deposits may not be as stable as other types of deposits and, in the future, depositors may not renew those time deposits when they mature, or we may have to pay a higher rate of interest to attract or keep them or to replace them with other deposits or with funds from other sources. Not being able to attract those deposits or to keep or replace them as they mature would adversely affect our liquidity. Paying higher deposit rates to attract, keep or replace those deposits could have a negative effect on our interest margin and operating results.

We may be adversely affected by interest rate changes.

Changes in interest rates may affect our level of interest income, the primary component of our gross revenue, as well as the level of our interest expense, our largest recurring expenditure. Net interest income is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits and our borrowings, including our outstanding junior subordinated debentures. We may not be able to effectively manage changes in what we charge as interest on our earning assets and the expense we must pay on interest-bearing liabilities, which may significantly reduce our earnings. The Federal Reserve has made significant reductions in interest rates during the first quarter of 2008. Since rates charged on loans often tend to react to market conditions faster than do rates paid on deposit accounts, these rate changes are expected to have a negative impact on our earnings until we can make appropriate adjustments in our deposit rates. In addition, there are costs associated with our risk management techniques, and these costs could be material. Fluctuations in interest rates are not predictable or controllable and, therefore, there can be no assurances of our ability to continue to maintain a consistent positive spread between the interest earned on our earning assets and the interest paid on our interest-bearing liabilities.

Our operations and customers might be affected by the occurrence of a natural disaster or other catastrophic event in our market area.

Because substantially all of our loans are with customers and businesses located in the central and coastal portions of Virginia and North Carolina, catastrophic events, including natural disasters, such as hurricanes which historically have struck the east coast of the United States with some regularity, or terrorist attacks, could disrupt our operations. Any of these natural disasters or other catastrophic events could have a negative impact on most or all of our offices and customer base, as well as the strength of our loan portfolio. Even though we carry business interruption insurance policies, make contingency plans and typically have provisions in our contracts that protect us in certain events, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies or for which we do not have coverage. Any natural disaster or catastrophic event affecting us could have a significant negative impact on our operations.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in each of our markets from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in our primary market areas and elsewhere.

We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our primary markets, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance this strategy will be successful.

We are subject to extensive regulation that could limit or restrict our activities.

We are a public company that operates in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

The laws and regulations applicable to public companies and the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank and financial holding companies, our cost of compliance could adversely affect our ability to operate profitably.

Regulatory capital requirements may require us to raise additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. During 2007, we issued $26.2 million of common stock and $25 million in trust preferred securities to acquire The Bank of Richmond, N.A. Additionally, at the end of 2007, we conducted a private placement of $23.3 million in preferred stock to support our continued growth. We are now conducting an offering to raise additional capital. We may at some point need to again raise additional capital to support our continued growth plans or to maintain adequate capital levels. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired.

Failure to maintain regulatory capital requirements may limit our ability to maintain our level of out-of-market certificates of deposit.

We are required by federal banking authorities to maintain certain capital levels to be considered “well capitalized.” If we fail to maintain these capital levels, we would have to seek regulatory approval to keep or obtain additional funding through the use of out-of-market certificates of deposit. The inability to keep or replace out-of-market certificates of deposit could result in us having to pay higher deposit rates to attract local deposits, which could have a negative effect on our interest margin, operating results and our ability to make dividend payments on the Series B Preferred Stock.

The FDIC deposit insurance assessments that the bank is required to pay may materially increase in the future, which would have an adverse effect on our earnings and our ability to pay dividends on the Series B Preferred Stock.

Gateway Bank is required to pay semi-annual deposit insurance premium assessments to the FDIC. Due to the recent failure of several unaffiliated out-of-market FDIC insurance depository institutions and the potential failure of other depository institutions, the deposit insurance premium assessments paid by all banks may increase. In addition, the FDIC has indicated that it intends to propose changes to the deposit insurance premium assessment system that will shift a greater share of any increase in such assessments onto institutions with higher risk profiles, including banks that rely on brokered deposits, such as the bank. If the deposit insurance premium assessment rate applicable to the bank increases, our earnings would be adversely affected which may impact our ability to make dividend payments on the Series B Preferred Stock.

Risks Related to an Investment in Series B Preferred Stock

The impairment loss we recognize on our investments in the preferred stocks of Freddie Mac and Fannie Mae may be greater than the amount of capital we raise in this offering.

We are seeking to raise up to $40 million in this offering of our Series B Preferred Stock. We may not be able to raise any or all of the $40 million we are seeking to raise. Our net proceeds from this offering may not be enough to offset the impairment loss we ultimately determine we are required to take at September 30, 2008. If we are unable to offset enough of the anticipated impairment loss from the proceeds of this offering or other means, then we might not be able to remain “well capitalized” for regulatory purposes and that could have a material adverse effect on our business, financial condition and results of operations.

The shares of Series B Preferred Stock you purchase hereunder and your rights relating thereto could be negatively affected by the proposed merger.

Gateway expects that if the merger is completed, the shares of Series B Preferred Stock issued hereunder will “rollover” and become corresponding shares of preferred stock of the surviving corporation in the merger on a one-for-one basis. As such, your right to receive dividends would remain intact at the same rate and on the same general terms as a result of the merger. However, payment of such dividends would become dependent on the financial condition and profitability of the surviving corporation and we can offer no assurance that the surviving corporation will be in the same or better position as Gateway to declare and pay such dividends in full. The Board of Directors of the surviving corporation will have the same discretion, as Gateway did prior to the merger, to decide whether to declare dividends and whether to exercise the right to redeem such shares at any time on or after October 1, 2009. The surviving corporation may have, either now or in the future, other classes of preferred stock or other securities with preferential rights on par with or senior to the rights of the Series B Preferred Stock with respect to dividends and liquidation and such other rights, which could negatively impact your right or ability to realize a return on your dividend and liquidation rights.

Our ability to issue additional or new series of preferred stock in the future could adversely affect the rights of holders of the Series B Preferred Stock and our common stock.

Our amended and restated articles of incorporation, or our articles, authorize us to issue up to 1,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. Of these 1,000,000 authorized shares, we have authorized 25,000 shares as Series A Preferred Stock, of which 23,266 have been issued and are outstanding as of the date hereof. Accordingly, we may authorize the issuance of additional shares or series of preferred stock that, like the Series A Preferred Stock, would rank on par with the Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution.

We would not need approval by the holders of Series B Preferred Stock to: (i) authorize, increase the amount of or issue any series of preferred stock that ranks junior to the Series B Preferred Stock as to such rights; or (ii) authorize, increase the amount of or issue preferred stock on par with or senior to the Series B Preferred Stock. Our already outstanding Series A Preferred Stock, as well as our future issuance of other preferred stock could therefore effectively diminish our ability to pay dividends on and the liquidation preference of the Series B Preferred Stock and adversely affect the price of our securities.

Your right to receive liquidation and dividend payments on the Series B Preferred Stock is junior to our existing and future senior indebtedness and to any senior securities we may issue in the future.

With respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series B Preferred Stock will rank junior to all present and future indebtedness and all future senior securities, on a parity with our Series A Preferred Stock and all future capital stock designated as on par with the Series B Preferred Stock, and senior to our common stock and all future capital stock designated as junior to the Series B Preferred Stock. As of June 30, 2008, we had approximately $337.3 million of indebtedness and other liabilities which would have been senior in right of payment to the Series B Preferred Stock and we had outstanding shares of Series A Preferred Stock with an outstanding liquidation preference of approximately $23.3 million which is on a parity with the Series B Preferred Stock in right of payment for dividends and upon liquidation.

The terms of the Series B Preferred Stock do not require that we obtain the approval of the holders of the Series B Preferred Stock to incur additional indebtedness. Consequently, we may incur indebtedness in the future that could limit our ability to make subsequent dividend or liquidation payments to you. In addition, in the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Series B Preferred Stock only after all of our indebtedness and all senior securities, if any, have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Series B Preferred Stock then outstanding and any preferred stock (including the Series A Preferred Stock) ranking on par with the Series B Preferred Stock.

We do not expect that an active trading market for our Series B Preferred Stock will develop, which means that you may not be able to sell your shares.

We do not expect that an active and liquid trading market for our Series B Preferred Stock will develop in the future. If an active trading market does not develop, you may not be able to sell your Series B Preferred Stock promptly, or at all. We are not required at any time to redeem your shares of Series B Preferred Stock. You should consider carefully the limited liquidity of your investment before purchasing any of our Series B Preferred Stock.

You are not entitled to receive dividends unless declared by our board of directors.

Dividends on the Series B Preferred Stock are not cumulative. Consequently, if our board of directors does not declare a dividend on the Series B Preferred Stock for any quarterly period, including if prevented by bank regulatory authorities, you will not be entitled to receive that dividend regardless of whether funds are or subsequently become available. Our board of directors could determine that it would be in our best interest to pay less than the full amount of the stated dividends or no dividends for any dividend period, even at a time when sufficient funds were available to make the payment. In making this determination, our board of directors would consider all the factors it considered relevant, which we expect would include our financial condition and capital needs, the impact of any impairment charges, the impact of current or pending legislation and regulations and general economic conditions. In the event we do not pay a full dividend on the Preferred Stock, then we may not pay a dividend for that period on our common stock. Any dividends we pay on our Series B Preferred Stock must be paid pro rata with our dividend obligations on the Series A Preferred Stock.

Since the Series B Preferred Stock generally has no voting rights, the holders of common stock may vote to take actions adverse to your interests.

The Series B Preferred Stock, except in limited circumstances as required by North Carolina law, are not entitled to vote. The holders of our common stock may vote to cause us to take actions with which you do not agree or that are adverse to you as a holder of Series B Preferred Stock.

Our ability to pay dividends is limited and we may be unable to pay future dividends.

Our ability to pay dividends is limited by regulatory restrictions, our need to maintain sufficient consolidated capital and by North Carolina law. The ability of our bank subsidiary to pay dividends to us is limited by its obligation to maintain sufficient capital and by other general restrictions on their dividends under federal and state bank regulatory requirements. If we do not satisfy these regulatory requirements, we will be unable to pay dividends on our Series B Preferred Stock.

Our securities are not FDIC insured.

Our securities, including our common and preferred stock, are not savings or deposit accounts or other obligations of Gateway Bank, and are not insured by the Deposit Insurance Fund, the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risk, including the possible loss of principal.

USE OF PROCEEDS

Assuming that the maximum number of shares are sold, we anticipate that the net proceeds to us from the sale of the preferred stock will be approximately $39.75 million after deducting offering expenses, estimated to be $250,000.

The Federal Reserve Board’s risk-based capital guidelines currently allow us to recognize the proceeds of the preferred stock as Tier 1 capital for accounting and regulatory purposes. We expect to use the net proceeds from the sale of the preferred stock to recapitalize and maintain the Bank’s status as a “well capitalized” bank under the guidelines of its government regulators and to strengthen the balance sheet of Gateway Bank following the expected impairment on the bank’s investment in the preferred stocks of Fannie Mae and Freddie Mac and to provide capital to support future growth of the bank. In the event that we fail to sell the number of shares that is required to maintain the Bank’s status as “well capitalized” as of September 30, 2008, Hampton Roads Bankshares will have the right to terminate the merger agreement.

Until we utilize the net proceeds of the offering, we expect to invest these funds temporarily in liquid, short-term high quality securities. The precise amounts and timing of the application of proceeds will depend upon our funding requirements, the funding and capital requirements of our bank subsidiary, whether we have funds available from other sources that we can use for any of those purposes, and other factors.

From time to time, we may engage in additional capital financings as we deem appropriate based upon our needs and prevailing market conditions. These additional capital financings may include the sale of additional preferred stock or other securities.

Offering expenses, estimated at $250,000, will be deducted from the proceeds regardless of the number of shares of preferred stock sold. Expenses include legal, consulting, accounting, printing and mailing and other expenses associated with the offering. While the Company considers its cost estimates to be reasonable, the actual amounts paid for offering expenses could be materially higher.

No minimum number of shares of preferred stock must be sold in order to close the offering and no assurance can be given that any particular number of shares will be sold. The proceeds from the offering available to the Company will be reduced to the extent that all of the shares are not sold. The proceeds from the offering could be materially less than the estimated amount.

PRO FORMA CAPITALIZATION

The following tables set forth the capitalization and capital ratios of the Company as of June 30, 2008, and the resulting capitalization and capital ratios assuming the maximum subscription level of $40,000,000 is reached. Offering costs are estimated to be $250,000, and for purposes of computing pro forma capital ratios, all assets acquired are assumed to be in the 100% risk-weighted category. The table is based, in part, on estimates that are considered by the Company to be reasonable. There can be no assurance that these estimates will be accurate.

Capitalization

	Actual at			Pro Forma at
	6/30/2008	Adjustments		6/30/2008

Preferred Stock	$23,181,922	$39,750,000	(1)	$62,931,922
Common Stock, no par value	-0-	—		-0-
Paid in Capital	127,912,666	—		127,912,666
Retained Earnings	16,685,014	—		16,685,014
Accumulated Other Comprehensive Income (Loss)	(4,095,233)	—		(4,095,233)

Total Shareholders’ Equity	$163,684,369	$39,750,000		$203,434,369

Preferred Stock Shares Outstanding	23,266	40,000		63,266
Common Stock Shares Outstanding	12,695,021	—		12,695,021

Notes:

(1)	Records the issuance of $40,000,000 in Series B 12.0% Non-Cumulative Perpetual Preferred Stock net of issue cost estimated at $250,000.

Capital Ratios

	As of 6/30/2008	Pro Forma

Capital to Assets Ratio	7.69%	9.39%
Tier I Capital Ratio (to Average Assets)	8.40%	10.18%
Tier I Capital (to Risk-Weighted Assets)	8.88%	10.75%
Total Risk Based Capital (to Risk-Weighted Assets)	10.89%	12.72%

BUSINESS

Our Company

We are a financial holding company incorporated under the laws of North Carolina to serve as the holding company for Gateway Bank & Trust Co., a North Carolina chartered commercial bank with banking and insurance agency offices in North Carolina and Virginia. The bank began operations on December 1, 1998, and, effective October 1, 2001, became our wholly-owned subsidiary.

The Bank has four wholly-owned subsidiaries: Gateway Bank Mortgage, Inc., which began operations during the second quarter of 2006, whose principal activity is to engage in originating and processing mortgage loans, Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services, Gateway Title Agency, Inc., acquired in January 2007, with offices in Newport News, Hampton and Virginia Beach, Virginia, whose principal activity is to engage in title services for real estate transactions and Gateway Insurance Services, Inc., an independent insurance agency with offices in Edenton, Hertford, Elizabeth City, Moyock, Plymouth and Kitty Hawk, North Carolina and Chesapeake and Newport News, Virginia.

Since inception, we have aggressively pursued the primary objective of building a full-service commercial banking operation, while effectively supplementing our banking activities with other financial services intended to generate significant non-interest income. Accordingly, a key component of our growth strategy has been expanding our franchise through a combination of opening newly constructed financial centers and strategic bank and branch acquisitions. We have grown into a regional community bank with a total of thirty-seven full-service financial centers and four loan production offices in Virginia and North Carolina.

Since inception, we have concentrated our efforts on building a franchise and infrastructure that can deliver and sustain long-term profitability. We have been profitable every quarter since March 31, 2001, producing net income of $3.9 million in 2005, $5.3 million in 2006, $11.0 million during the year ended December 31, 2007, and $5.1 million for the six months ended June 30, 2008. While we anticipate continued profitability, future expansion activity, if any, and/or our proposed merger with Hampton Roads Bankshares can be expected to generate significant additional costs that can negatively impact earnings.

Market Area and Growth Strategy

Our current market area consists of the following five geographic regions: (1) the Richmond, Virginia metropolitan statistical area; (2) the Greater Metropolitan Hampton Roads area of Virginia; (3) the Northeastern coastal region of North Carolina (geographically contiguous to Hampton Roads), including the Outer Banks; (4) the Research Triangle area of North Carolina (includes Raleigh); and, most recently, (5) the Southeastern coastal region of North Carolina (includes Wilmington).

We emphasize personalized service, access to decision makers, and a quick turn around time on lending decisions. Our slogan is “Real People . . . Real Solutions.” We have a management team with extensive experience in our local markets. We intend to leverage the core relationships we build by providing a variety of services to our customers. With that focus, we target:

•	Small- and medium-sized businesses;

•	Professionals and middle managers of locally based companies;

•	Residential real estate developers; and

•	Individual consumers.

We believe that these segments are the most under-served by local financial centers of national and super-regional financial institutions. We also intend to continue to diversify our revenue in order to continue to generate significant non-interest income. We presently offer investment brokerage and insurance services, and we originate mortgage loans for sale in the secondary market.

Corporate Information

Our principal executive office is located at 1580 Laskin Road, Virginia Beach, Virginia 23451 and our telephone number is (757) 422-4055. Our material business activities are conducted primarily through the bank, which is a member of the Federal Reserve System and the Federal Home Loan Bank of Atlanta. The bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Our website is www.gatewaybankandtrust.com. Information on the website is not incorporated by reference and is not a part of this prospectus supplement.

Market for the Common Stock.

Our common stock is traded on the Nasdaq Global Select Market under the symbol GBTS.

DESCRIPTION OF THE SERIES B NON-CONVERTIBLE
NON-CUMULATIVE PERPETUAL PREFERRED STOCK

This is a summary of the terms and provisions of the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock, and we believe it describes all the material provisions that would be important to you to make an informed investment decision. The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the amendment to our Articles of Incorporation (attached as Exhibit A to this prospectus supplement).

Authorization

There are 1,000,000 shares of preferred stock authorized by our Articles of Incorporation. The rights, privileges and preferences of the preferred stock are established by resolution of the board of directors on issuance. There are 23,266 shares of Series A Non-Cumulative Perpetual Preferred Stock currently outstanding.

This Offering

We are offering up to 40,000 shares of Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock with a liquidation value of $1,000 per share. There is a minimum required purchase price of $50,000 (50 shares). The Series B Preferred Stock will rank on a parity with the outstanding shares of Series A Preferred Stock with respect to dividends and liquidation rights. The holders of the preferred stock will be entitled to a preference over the common securities upon an event of default with respect to dividend distributions and amounts payable on redemption or liquidation. Dividends on the Series B Preferred Stock will be payable at the annual rate of 12.0% on the stated liquidation amount, payable quarterly. We will not guarantee any dividends on the preferred stock.

Dividends

Payment of Dividends.  When, as and if declared by the Board of Directors, dividends on the preferred stock are intended to be payable at the annual rate of 12.0% of the $1,000 stated liquidation amount, payable quarterly on January 1, April 1, July 1, and October 1. To be entitled to receive dividend distributions, the preferred stock must be registered in your name at 5:00 p.m., local time in Elizabeth City, North Carolina on the relevant record dates. The record date for dividend distributions on the preferred stock will be the 15th day of the month prior to the month in which the relevant dividend distribution date occurs even if that day is not a business day. The first dividend distribution date for the preferred stock will be January 1, 2009, which will accrue from the date we issue the preferred stock.

Dividends will not be cumulative.  Dividends will be computed on the basis of a 360-day year of twelve 30-day months. If the dividend distribution date is not a business day, then payment of the dividend will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the dividend will be made on the business day immediately preceding the scheduled dividend distribution date. When we use the term “business day” we mean any day other than a Saturday, a Sunday, or a day on which banking institutions in Virginia or North Carolina are authorized or required by law, regulation or executive order to remain closed.

Source of Dividends.  The funds available for dividends to holders of the preferred stock will be limited to the assets of the Company. Our ability to make dividend distributions on the preferred stock when due will depend primarily on the receipt of cash dividends from our bank subsidiary because we are a holding company and substantially all of our assets are held by our bank subsidiary. The ability of our bank subsidiary to pay cash dividends is subject to legal restrictions and the Bank’s profitability, financial condition, capital expenditures and other cash flow requirements. See “Dividend Limitations” below.

Priority of Dividends.  No dividend may be declared or paid during any calendar year on the Company’s common stock unless the holders of our preferred stock have been paid in full (or the full amount set apart for purposes of such payment) through the date for such calendar year on which the Company proposes to pay the cash dividend on the common stock. The preferred stock will not participate in dividends paid with respect to any other class or series of the Company’s capital stock.

Dividend Limitations

Dividend distributions are paid at the discretion of our board of directors. The amount and frequency of cash dividends, if any, will be determined by our board of directors after consideration of our earnings, capital requirements and our financial condition and will depend on cash dividends paid to us by our bank subsidiary. As a result, our ability to pay future dividends will depend upon the earnings of the Bank, its financial condition and its need for funds.

There are a number of federal and state banking policies and regulations that restrict our bank subsidiary’s ability to pay dividends. In particular, because our bank subsidiary is a depository institution and its deposits are insured by the Federal Deposit Insurance Corporation, it may not pay dividends or distribute capital assets if it is in default on any assessment due to the FDIC. Also, our bank subsidiary is subject to regulations which impose certain minimum capital requirements that affect the amount of cash available for distribution to us. North Carolina banking law will permit a bank to pay a cash dividend only out of retained earnings and will prohibit the payment of a cash dividend if such a payment would cause the Bank’s surplus to be less than 50% of its paid-in capital. Lastly, under Federal Reserve policy, we are required to maintain adequate regulatory capital, are expected to serve as a source of financial strength to our bank subsidiary and to commit resources to support our bank subsidiary. In addition, federal and state agencies have the authority to prevent us from paying a cash dividend to our shareholders. These policies and regulations may have the effect of reducing or eliminating the amount of cash dividends that we can declare and pay in the future.

We are organized under the North Carolina Business Corporation Act, which prohibits the payment of a cash dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, because we are a financial holding company, the Federal Reserve Board may impose restrictions on our payment of cash dividends since we are required to maintain adequate regulatory capital of our own and are expected to serve as a source of financial strength to our subsidiary bank and to commit resources to support our subsidiary bank.

These corporate and regulatory rules and regulations may have the effect of reducing or eliminating the amount of cash dividends that we can declare and pay in the future. Subject to the statutory and regulatory restrictions described above, the payment of future cash dividends will be determined by our board after consideration of our earnings, financial condition, business projections, general business conditions, and other pertinent factors.

Redemption

Subject to the prior approval of the Federal Reserve, if then required, we will have the right to redeem the preferred stock in whole or in part at any time after October 1, 2009. Upon our redemption, in whole or in part, of any preferred stock, the exchange agent will give notice not less than 30 days nor more than 60 days before the redemption date. The redemption price will equal 100% of the aggregate liquidation amount of $1,000 per share. If less than all of the preferred stock is to be redeemed, then the preferred stock will be redeemed proportionately.

After the redemption date fixed for the preferred stock:

•	any preferred stock called for redemption will no longer be deemed to be outstanding;

•	any certificates representing preferred stock that are not surrendered for exchange will be deemed only to represent a principal amount equal to the liquidation amount of the preferred stock, but without interest on such redemption price after the date of redemption; and

•	all rights of the holders of the preferred stock other than the right to receive the liquidation amount will terminate.

If the Company gives notice of redemption on any of its preferred stock, it will deposit with the exchange agent sufficient funds to pay the aggregate redemption price. The Company will also give the exchange agent irrevocable instructions to pay the redemption price to the holders of the preferred stock. Notwithstanding the foregoing, dividend distributions declared on or prior to the date of redemption will be payable to the holders of the called preferred stock on the relevant record dates.

If any date fixed for redemption of the preferred stock is not a business day, then payment of the redemption price will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, redemption distributions will be made on the immediately preceding business day.

Payment of the redemption price on the preferred stock will be made to the applicable record holders as they appear on the register for the preferred stock on the relevant record date. The record date for redemption distributions on the preferred stock will be the 15th day of the month prior to the month in which the relevant redemption distribution date occurs even if that day is not a business day.

If less than all of the preferred stock is to be redeemed, then the aggregate liquidation amount of the preferred stock to be redeemed will be allocated proportionately based upon the relative liquidation amounts. The particular preferred stock to be redeemed will be selected by the exchange agent from the outstanding preferred stock not previously called for redemption by a method the exchange agent deems fair and appropriate. This method may provide for the redemption of portions equal to $1,000 or an integral multiple of $1,000 of the liquidation amount of the preferred stock.

Liquidation Value

The amount of the liquidation distribution payable on the preferred stock is $1,000 per share of preferred stock (plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid). This amount must be paid prior to any distribution of assets of the Company to holders of the Company’s common stock. Payment of the liquidation distribution shall be considered full payment to the holders of the preferred stock and such holders will not participate with the holders of any other class or series of the Company’s capital stock in the distribution of any additional assets of the Company.

Voting Rights

Except as required by North Carolina corporate law for certain fundamental corporate actions, such as an increase in the authorized number of shares of Series B Preferred Stock, the holders of the preferred stock will have no voting rights.

Distribution Payments

Payments will be made by check mailed to the address of the holder as listed on the register of holders of the preferred stock.

Registrar and Transfer Agent

American Stock Transfer & Trust Company will act as the registrar and the transfer agent for the preferred stock. The registrar and transfer agent will not be required to register or cause to be registered any permitted transfer of preferred stock after they have been called for redemption.

The Preferred Stock is Not Insured by the FDIC

An investment in the shares of preferred stock or any of our securities is not a deposit or a savings account, is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, and is subject to investment risk, including the possible loss of principal.

Preemptive Rights

Holders of the preferred stock have no preemptive or similar rights.

PLAN OF DISTRIBUTION

Terms of the Offering

Gateway Financial is offering a maximum of up to $40,000,000 in shares of its Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock at a sales price of $1,000 per share, with a minimum purchase price of $50,000 (50 shares). There is no minimum number of shares that must be sold by the Company to conclude the offering. The Company will not escrow any subscriptions that are accepted. The Company reserves the right to terminate this offering at any time without notice. The Company reserves the right to reject any subscriptions tendered to it for any reason or no reason in its sole discretion. The Company may raise, lower or make exceptions to the $50,000 minimum purchase price requirement should the Company determine that such action would be in its best interests.

The sale of preferred stock in this offering has been registered under the Securities Act and such shares of preferred stock will be freely transferable without restriction under the Securities Act of 1933, as amended, except for shares purchased by our “affiliates.”

The Company does not intend to utilize a placement agent or other brokerage services for the sale of any portion of the shares in this offering. Offers and sales of the preferred stock may be made by certain of the Company’s officers and directors in reliance on applicable securities laws. Such officers and directors will receive no additional compensation for such services but may be reimbursed for reasonable expenses. Direct costs for the offering and for professional and consulting fees will be incurred and charged against the proceeds of the offering.

The Company may tentatively accept subscriptions for shares in excess of the $40,000,000 (the maximum subscription level) to protect the Company in the event of default by some subscribers on their Subscription Offers. Allocations of the shares, including those in excess of the maximum, shall be made on any basis (including, without limitation, commitment to make deposits, potential business relationships and time of subscription) as the Company may determine in its sole discretion.

Each Subscription Offer will be held until it is accepted, rejected, or accepted in part. The Company may reject any offer to subscribe in whole or in part for any reason or no reason or may cancel acceptance of Subscription Offers in whole or in part for any reason or no reason until the date the shares purchased through this offering are issued, whether or not other subscribers are treated differently. If a subscription or any part thereof is not accepted by the Company, the unaccepted payment, without interest, shall be promptly returned to the subscriber. Certificates representing the shares of preferred stock purchased through this offering will be issued to subscribers as soon as practicable after the offering is concluded.

The shares may be purchased in any type of retirement plan, including Individual Retirement Plans (“IRAs”), profit sharing, and 401(k) if permitted by the plan documents. Each subscriber should consult their professional advisor concerning such an investment in the preferred stock.

The terms of this offering may be modified by the Company at any time without notice.

Determination of Offering Price and Dividend Rate

The offering price of $1,000 per share and the dividend rate of 12.0% per annum was established solely by the Board of Directors. No particular factors or negotiations, nor any assessment of value, played a role in setting the subscription price and dividend rate for the preferred stock.

Interests of Officers and Directors

Certain officers and directors of the Company participated in the offering through the purchase, in the aggregate, of 7,700 shares of the preferred stock ($7,700,000) which represents 19.25% of the offering had the maximum number of shares been sold.

How to Subscribe

Persons may subscribe for the purchase of the preferred stock by properly completing and signing the Subscription Offer form which may be obtained from the Company and mailing it to the Company together with payment to the order of “Gateway Financial Holdings, Inc.” in the amount of the subscription. The preferred stock is offered subject to prior sale and to the Company’s right to accept or reject subscriptions in whole or in part for any reason or no reason and to allocate preferred stock among subscribers for any reason or no reason, and to withdraw, cancel or modify the offering.

Any subscriber who intends to purchase shares through a self-directed retirement plan should contact his or her broker as soon as possible for directions as to how his or her check should be prepared.

Stock Transfer Agent

American Stock Transfer & Trust Company will serve as stock transfer agent (the “Transfer Agent”) for the Company with respect to the Series B Preferred Stock. The address and telephone number for the Transfer Agent is American Stock Transfer & Trust Company, Attn: Shareholder Services, 6201 15th Avenue, Brooklyn, NY 11219. The telephone number for the Transfer Agent is (800) 937-5449.

SUBSCRIPTIONS AND SUBSCRIPTION OFFER

Any investor desiring to subscribe for the preferred stock should complete and execute the Subscription Offer form which may be obtained from the Company and send it, together with $1,000 per share subscribed (minimum total subscription of $50,000), to:

Wendy Small
Gateway Financial Holdings, Inc.
Preferred Stock Processing
Post Office Box 62715
Virginia Beach, Virginia 23466

Any questions concerning subscriptions or the Offering may be directed to the Secretary of the Company at (757) 422-8004. Money orders and personal checks payable to “Gateway Financial Holdings, Inc.” will be accepted, subject to clearance.

Space will be provided on the Subscription Offer form for you to indicate the names and form of ownership in which you wish your shares to be registered when they are issued. The following explanations address certain matters relating to stock registration and customary forms of ownership. However, you should be aware that the way in which your shares are registered will affect your rights with respect to those shares, and it could have a tax effect on you or an effect from the standpoint of your estate plan. You should consult with your attorney or tax advisor with respect to the proper form of ownership based on your individual circumstances.

Form of Shareholder Names

In the case of a natural person, specify the first given name, middle initial and last name of the shareholder. Omit titles such as “Mr.,” “Mrs.” or “Dr.” as well as words of limitation that do not affect ownership rights, such as “special account,” etc. Stock also may be registered in the name of a corporation, partnership or certain other types of entities. In such a case, include the entire official name of the entity as it appears on the entity’s organizational documents, including designations such as “Inc.,” “LLC,” “Co.,” “Ltd.,” etc.

Individual Ownership

Stock registered in the name of one person or entity will be held individually by that person or entity.

Joint Ownership

Joint ownership of stock by you and one or more other persons will be reflected on the stock certificate as either “Joint Tenants with Right of Survivorship” or “Tenants in Common,” as indicated by you in your Subscription Offer. Names of joint owners should be joined by the word “and” rather than “or.” The designation “Joint Tenants with Right of Survivorship” identifies the form of joint ownership among two or more persons in which, upon the death of one co-owner, ownership of the stock is intended to pass automatically to the surviving tenant(s). The designation “Tenants in Common” identifies the form of joint ownership among two or more persons in which, upon the death of one co-owner, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. In either form of joint ownership, all co-owners must endorse the stock certificate in order to sell or transfer the jointly owned shares.

Uniform Transfers to Minors

Stock may be registered in the name of a custodian for a minor under the Uniform Transfers to Minor Act. There may only be one custodian and one minor designated on a stock certificate. The standard abbreviation of custodian is “CUST.” The description “Uniform Transfers to Minors Act” is abbreviated “UTMA.” For example, stock held by Mary B. Smith as custodian for John L. Smith under the North Carolina Uniform Transfers to Minors Act will be abbreviated: Mary B. Smith Cust., John L. Smith UTMA.

Fiduciaries

If shares are to be registered in the name of a person acting in a fiduciary capacity, the following information must be provided in your Subscription Offer:

•	the name(s) of the fiduciaries;

•	the fiduciary capacity in which the registered holder will act (such as Administrator, Executor, or Trustee);

•	the type of document governing the fiduciary relationship (such as a trust agreement, will or court order);

•	the date of the document governing the relationship (except with respect to a trust created by a will); and

•	either the name of the beneficiary in the case of a trust, or the name of the maker, donor, or testator, etc., in the case of other types of documents. For example: John Q. Public, Trustee For Mary Q. Public Under Agreement Dated 3/31/95.

IRA and Retirement Accounts

Subscribers who desire to use funds from an individual retirement account or other retirement account to purchase preferred stock should contact the custodian, trustee or other administrator of the retirement account. Certain limitations may exist on the ability to use funds in an individual retirement account or other retirement account to purchase the preferred stock.

All information requested on the Subscription Offer Form is important and should be completed.

The subscriber should make a second copy of the Subscription Offer Form to be retained for the subscriber’s records.

LEGAL MATTERS

Williams Mullen, Raleigh, North Carolina, will pass upon the legality of the securities offered by this prospectus supplement for us.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in our Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007 have been audited by Dixon Hughes, PLLC, an independent registered public accounting firm, as stated in their reports appearing therein and herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus supplement does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus supplement, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available on our web site at http://www.gatewaybankandtrust.com, and at the office of the Nasdaq Global Select Market. Except for those SEC filings, none of the other information on our web site is part of this prospectus supplement. For further information on obtaining copies of our public filings at the Nasdaq Global Select Market, you should call (212) 656-5060 or visit the Nasdaq Global Select Market website http://www.nasdaq.com.

DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement.

Some information contained in this prospectus supplement updates and supersedes the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents listed below (except Items 2.02 and 7.01 of any Current Report on Form 8-K listed below, unless otherwise indicated in the Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 14, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2008, filed on May 12 and August 11, 2008, respectively;

•	our Current Reports on Form 8-K (and amendments thereto) filed with the SEC since December 31, 2007; and

•	the description of our common stock contained in our Registration Statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the effectiveness of the registration statement that contains this prospectus supplement and until the offering is terminated; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K (unless otherwise indicated). Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any other document filed later which is also incorporated in this prospectus supplement by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement except as so modified or superseded. The information contained in this prospectus supplement should be read together with the information in the documents incorporated in this prospectus supplement by reference.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Mr. Theodore L. Salter
Gateway Financial Holdings, Inc.
1580 Laskin Road
Virginia Beach, VA 23451
(757) 422-8004

These incorporated documents may also be available on our web site at www.gatewaybankandtrust.com. Except for incorporated documents, information contained on our web site is not a prospectus and does not constitute part of this prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information.

EXHIBIT A

PROPOSED TERMS OF ARTICLES OF AMENDMENT
FOR THE SERIES B PREFERRED STOCK

The corporation’s Articles of Incorporation hereby are amended by adding a new subsection B to Article II thereof as follows:

“B. Of the 1,000,000 authorized shares of Preferred Stock, a series of Preferred Stock shall be and hereby is created as follows:

	Number	Par Value
Designation of Series	of Shares	per Share

Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock	40,000	No Par Value

The terms, relative rights, preferences and limitations of the Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) shall be as follows:

Ranking:  The Series B Preferred Stock shall, with respect to dividend rights and with respect to rights upon liquidation, winding up or dissolution, rank pari passu to the Series A Preferred Stock and senior and prior in right to the common stock of the Corporation.

Dividends:  The holders of shares of Series B Preferred Stock are entitled to receive stated cash dividends from the Corporation at an annual rate of 12.0%, and no more, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends will be computed on the basis of a 360-day year of twelve 30-day months. Dividends on the Series B Preferred Stock will not be cumulative. Dividends will be payable as they are declared by the Board of Directors at such time or times as it elects, and no holder of Series B Preferred Stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares of Series B Preferred Stock who are entitled to receive that dividend.

No dividend shall be declared or paid during any calendar year on the Corporation’s common stock unless and until there shall have been paid in full to the holders of Series B Preferred Stock (or set apart for purposes of such payment), without preference or priority as between such shares or other series of Preferred Stock, not less than a pro rata portion of the stated annual dividend thereon for that calendar year, at the rate provided therefor, through the date on which the Corporation proposes to pay the cash dividend on the common stock. Shares of Series B Preferred Stock shall not participate in dividends paid with respect to any other class or series of the Corporation’s capital stock.

Liquidation:  In the event of liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, the holders of the Corporation’s Series B Preferred Stock, without preference or priority as between such shares (and on a pari passu basis with the Series A Preferred Stock), but prior to any distribution of assets to holders of the Corporation’s common stock, shall be entitled to receive from assets available for distribution to shareholders, for each such share held, a sum equal to $1,000 plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid. Such distribution shall be considered full payment to the holders of Series B Preferred Stock, and such holders shall not participate with the holders of any other class or series of the Corporation’s capital stock in the distribution of any additional assets of the Corporation.

Voting:  Shares of Series B Preferred Stock shall be non-voting shares, and holders of Series B Preferred Stock shall have no right to vote on matters submitted to a vote of the Corporation’s shareholders except to the extent such voting rights are required by applicable law.

Redemption:  After October 1, 2009, the Corporation shall have the right and option to redeem all or a portion of the outstanding shares of Series B Preferred Stock at the rate of $1,000 for each whole share of Series B Preferred Stock, subject to the prior approval of the Board of Governors of the Federal

A-1

Reserve System, if necessary. In the case of a redemption of less than all of the then outstanding shares of Series B Preferred Stock, the shares will be redeemed proportionately in such manner as its Board of Directors, at its sole discretion, considers reasonable and appropriate and, when made, the Board of Director’s determination shall be final, conclusive and binding on all persons, including, without limitation, the Corporation and the holders of Series B Preferred Stock.”

A-2

Prospectus

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Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Units

We may offer from time to time debt securities (which may be senior or subordinated debt securities), preferred stock, depositary shares, common stock, warrants, purchase contracts or units. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities.

The aggregate initial offering price of all securities we sell under this prospectus will not exceed $     .

The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. The prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “GBTS.”

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” beginning on page 3 of this prospectus and in the documents we file with the SEC that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is July 21, 2008.

About This Prospectus

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “Gateway” and the “Company” to refer to Gateway Financial Holdings, Inc. and its subsidiaries. The term “bank” refers to our principal operating subsidiary, Gateway Bank & Trust Co. (unless the context indicates another meaning).

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $     , in the aggregate.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by Gateway. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the North Carolina and Virginia market. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

Where You Can Find More Information

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available on our web site at http://www.gatewaybankandtrust.com, and at the office of the Nasdaq Global Select Market. Except for those SEC filings, none of the other information on our web site is part of this prospectus. For further information on obtaining copies of our public filings at the Nasdaq Global Select Market, you should call (212) 656-5060 or visit the Nasdaq Global Select Market website http://www.nasdaq.com. Our commission file number is 000-33223

Documents Incorporated by Reference

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

Some information contained in this prospectus updates and supersedes the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below (except Items 2.02 and 7.01 of any Current Report on Form 8-K listed below, unless otherwise indicated in the Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 14, 2008.

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed on May 12, 2008 and August 11, 2008, respectively.

•	our Current Reports on Form 8-K filed with the SEC since December 31, 2007.

•	our Definitive Proxy on Schedule 14A filed on March 16, 2008; and

•	the description of our common stock contained in our Registration Statements filed pursuant to Section 12 of the Exchange Act, as amended from time to time.

We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered by this prospectus are sold; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K (unless otherwise indicated). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later which is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Mr. Theodore L. Salter
Gateway Financial Holdings, Inc.
1580 Laskin Road
Virginia Beach, VA 23451
(757) 422-8004

These incorporated documents may also be available on our web site at www.gatewaybankandtrust.com. Except for incorporated documents, information contained on our web site is not a prospectus and does not constitute part of this prospectus.

Note of Caution Regarding Forward-Looking Statements

We make certain forward-looking statements in this prospectus, any prospectus supplement, and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, or the documents incorporated by reference. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulations; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statement, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

Prospectus Summary

This summary highlights selected information about Gateway and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

We may use this prospectus to offer securities in an aggregate amount of up to $      in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may sell our common stock, no par value per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Risk Factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Gateway Financial Holdings, Inc.

Our Company

We are a financial holding company incorporated under the laws of North Carolina to serve as the holding company for Gateway Bank & Trust Co., a North Carolina chartered commercial bank with banking and insurance agency offices in North Carolina and Virginia. The bank began operations on December 1, 1998, and, effective October 1, 2001, became our wholly-owned subsidiary.

The Bank has four wholly-owned subsidiaries: Gateway Bank Mortgage, Inc., which began operations during the second quarter of 2006, whose principal activity is to engage in originating and processing mortgage loans, Gateway Investment Services, Inc., whose principal activity is to engage in brokerage services as an agent for non-bank investment products and services, Gateway Title Agency, Inc., acquired in January 2007, with offices in Newport News, Hampton and Virginia Beach, Virginia, whose principal activity is to engage in title services for real estate transactions and Gateway Insurance Services, Inc., an independent insurance agency with offices in Edenton, Hertford, Elizabeth City, Moyock, Plymouth and Kitty Hawk, North Carolina and Chesapeake and Newport News, Virginia.

Since inception, we have aggressively pursued the primary objective of building a full-service commercial banking operation, while effectively supplementing our banking activities with other financial services intended to generate significant non-interest income. Accordingly, a key component of our growth strategy has been expanding our franchise through a combination of opening newly constructed financial centers and strategic bank and branch acquisitions. We have grown into a regional community bank with a total of thirty-six full-service financial centers and four loan production offices in Virginia and North Carolina.

Since inception, we have concentrated our efforts on building a franchise and infrastructure that can deliver and sustain long-term profitability. We have been profitable every quarter since March 31, 2001, producing net income of $3.9 million in 2005, $5.3 million in 2006, $11.0 million during the year ended December 31, 2007, and $5.1 million for the six months ended June 30, 2008. While we anticipate continued profitability, future expansion activity can be expected to generate significant additional costs that can negatively impact earnings as we pursue our growth strategies.

Market Area and Growth Strategy

Our current market area consists of the following five geographic regions: (1) the Richmond, Virginia metropolitan statistical area; (2) the Greater Metropolitan Hampton Roads area of Virginia; (3) the Northeastern coastal region of North Carolina (geographically contiguous to Hampton Roads), including the Outer Banks; (4) the Research Triangle area of North Carolina (includes Raleigh); and, most recently, (5) the Southeastern coastal region of North Carolina (includes Wilmington).

We emphasize personalized service, access to decision makers, and a quick turn around time on lending decisions. Our slogan is “Real People . . . Real Solutions.” We have a management team with extensive experience in our local markets. We intend to leverage the core relationships we build by providing a variety of services to our customers. With that focus, we target:

•	Small-and medium-sized businesses;

•	Professionals and middle managers of locally based companies;

•	Residential real estate developers; and

•	Individual consumers.

We believe that these segments are the most under-served by local financial centers of national and super-regional financial institutions. We also intend to continue to diversify our revenue in order to continue to generate significant non-interest income. We presently offer investment brokerage and insurance services, and we originate mortgage loans for sale in the secondary market.

Use of Proceeds

We expect to use the net proceeds from the sale of any securities for general corporate purposes, which may include:

•	possible acquisitions;

•	reducing or refinancing existing debt;

•	investments at the holding company level;

•	investing in, or extending credit to, our operating subsidiaries;

•	stock repurchases; and

•	other purposes as described in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

Ratio of Earnings to Fixed Charges and Ratio of Earnings to
Combined Fixed Charges and Preferred Stock Dividends

The following table shows our consolidated ratio of earnings to fixed charges and our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

Three Months
	Ended	Year Ended December 31
	March 31, 2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges
Including deposit interest	1.26x	1.28x	1.22x	1.35x	1.39x	1.22x
Excluding deposit interest	2.35x	2.47x	1.97x	2.49x	2.41x	1.88x
Ratio of earnings to combined fixed charges and preferred stock dividends(1)
Including deposit interest	1.25x	1.28x	1.22x	1.35x	1.39x	1.22x
Excluding deposit interest	2.17x	2.47x	1.97x	2.49x	2.41x	1.88x

(1)	Preferred stock dividends relate to 23,266 shares of Series A Preferred Stock of Gateway, liquidation value of $1,000 per share, issued on December 19, 2007. We are required to pay quarterly non-cumulative cash dividends on these shares at an annual rate of 8.75%.

We have computed the ratio of earnings to fixed charges set forth above by dividing earnings by fixed charges. We have computed the ratio of earnings to combined fixed charges and preferred stock dividends set forth above by dividing earnings by combined fixed charges and preferred stock dividends. For the purpose of determining the ratios, earnings include pre-tax income from continuing operations plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of rent expense estimated to be representative of the interest factor. Preferred stock dividends consist of dividends and accretion on preferred stock.

Regulatory Considerations

We are extensively regulated under both federal and state law. We are a bank holding company, regulated under the Bank Holding Company Act of 1956, that has elected to be treated as a financial holding company. As such, the Federal Reserve Board regulates, supervises and examines us. Our banking subsidiary has deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiary within certain limits, the state banking regulators in North Carolina and Virginia and the Federal Reserve Board, which regulate us and our bank subsidiaries, and the SEC.

Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like our bank subsidiary, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. We also have other subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they do business.

Description of Capital Stock

As of the date of this prospectus, our capital structure consists of 30,000,000 authorized shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. Of the 1,000,000 authorized shares of preferred stock, 25,000 of such shares have been authorized and designated as Series A Preferred Stock, and 975,000 shares are undesignated preferred stock. As of June 30, 2008, 12,695,021 shares of our common stock were issued and outstanding, 23,266 shares of Series A Preferred Stock were issued and outstanding and no shares of undesignated preferred stock were issued and outstanding.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “GBTS.” All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.

Description of Common Stock

General

The following description summarizes the material provisions of our common stock. This description is not complete, and is qualified in its entirety by reference to the provisions of our articles of incorporation, as amended, and our bylaws, as amended, as well as the North Carolina Business Corporation Act, or the NCBCA. Our articles and bylaws are, and any amendments to them will be, incorporated by reference in our SEC registration statement.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 11219.

Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock.

Dividends

Holders of shares of common stock will be entitled to receive such cash dividends as our Board of Directors may declare out of funds legally available therefor. However, the payment of dividends by us will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. In addition, the Federal Reserve Board generally prohibits holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the holding company’s capital needs, asset quality and overall financial condition. Notwithstanding the above, our ability to pay dividends to the holders of shares of our common stock will be principally dependent upon the amount of dividends our subsidiary, Gateway Bank & Trust Co., is permitted to pay to us as its parent holding company. The ability of a North Carolina bank to pay dividends is restricted under applicable law and regulations. Under North Carolina banking law, dividends must be paid out of retained earnings and no cash dividends may be paid if payment of the dividend would cause the bank’s surplus to be less than 50% of its paid-in capital. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC. Holders of our Series A Preferred Stock have, and holders of any additional series of Preferred Stock that we may issue in the future may have, priority over the holders of our common stock with respect to dividends.

Voting Rights

Each share of our common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Holders of our common stock, together with holders of any other class or series of capital stock with voting rights, elect our board of directors and act on such other maters as are required to be presented to them under North Carolina law or our articles of incorporation or as otherwise presented to them by the board of directors. Our shareholders are not entitled to cumulate their votes for the election of directors. See “Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects” below regarding provisions that can affect the voting rights of our shareholders.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Gateway, the holders of shares of Gateway common stock will be entitled to receive, after payment of all debts and liabilities of Gateway and after satisfaction of all liquidation preferences applicable to the preferred stock, all remaining assets of Gateway available for distribution in cash or in kind. In the event of any liquidation, dissolution, or winding up of our subsidiary Gateway Bank & Trust Co., we, as the holder of all shares of our subsidiary’s common stock, would be entitled to receive, after payment of all debts and liabilities of the subsidiary (including all deposits and accrued interest thereon), all remaining assets of the subsidiary available for distribution in cash or in kind.

No Preemptive Rights; Redemption and Assessment

Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Securities Are Not Insured by the FDIC

Investments in the common stock or any of our equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

General.  The following is a summary of the material provisions of Gateway’s Articles of Incorporation and Bylaws that address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by certain shareholders.

Issuance of Additional Shares.  Our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of Gateway, and the board has the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

Classification of the Board of Directors.  Currently, the Bylaws provide that our board of directors shall be divided, provided there are nine (9) or more directors, into three classes, which shall be as nearly equal in number as possible. In such case, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected. A director elected to fill a vacancy shall serve until the earlier of: (a) the remainder term of the present term of office of the class to which he or she was elected; or (b) the next annual meeting of shareholders held to elect directors. At the current time, there are sixteen members of the board of directors, all of whom are serving staggered three-year terms. As a result, approximately one-third of the members of the Board of Directors of Gateway Financial are elected each year, and two annual meetings are required for our shareholders to change a majority of the members constituting the board of directors.

Removal of Directors, Filling Vacancies.  Our Bylaws provide that:

•	shareholders may remove one or more of the directors with or without cause;

•	a director may be removed by the shareholders only if the number of votes cast for the removal exceeds the number of votes cast against the removal; and

•	a director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Vacancies occurring in the board of directors may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

Amendment of Bylaws.  Subject to certain restrictions described below, either a majority of the board of directors or the shareholders may adopt, amend or repeal the Bylaws. A bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended or repealed by the board of directors. Generally, our shareholders may adopt, amend, or repeal the Bylaws in accordance with the NCBCA.

Annual Meetings of Shareholders.  Our Bylaws provide that annual meetings of shareholders may be called only by the President or by a majority vote of the board of directors.

North Carolina Control Share Acquisition Act.  Gateway is subject to the North Carolina Control Share Acquisition Act which generally provides that shares of the common stock that are “control shares” will not have certain voting rights unless the remaining shareholders grant voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned by that person, would entitle that person (except for the application of the statute) to (i) one-fifth, (ii) one-third, or (iii) a majority, of all voting power in the election of the company’s directors. Voting rights may be restored to control shares, however, by the affirmative vote of the holders of a majority of the common stock (other than shares held by the owner of the control shares and officers and employee directors of Gateway). If voting rights are restored to control shares which give the holder a majority of all voting power in the election of our directors, then the other shareholders may require us to redeem their shares at their fair value as of a date prior to the date on which the vote was taken which restored voting rights to the control shares.

North Carolina Shareholder Protection Act.  Gateway is also subject to the North Carolina Shareholder Protection Act which generally requires that unless certain “fair price” and procedural requirements are satisfied, the affirmative vote of the holders of 95% of the outstanding shares of the common stock (excluding shares owned by an “interested shareholder”) is required to approve certain business combinations with other entities that are the beneficial owners of more than 20% of the common stock or which are affiliates of Gateway and previously had been 20% beneficial holders of the common stock.

Business Combination Factors.  Our Articles of Incorporation provide that the board of directors may consider the social and economic effects of any matter presented for their consideration on the communities in which we operate and may consider the business and financial condition of a proposed acquiror, its management’s experience and integrity, and the prospects of successful conclusion of the transaction when evaluating any business combination.

Description of Preferred Stock

General

As of the date of this prospectus, 25,000 shares of Series A Preferred Stock are authorized, of which 23,266 are issued and outstanding. No other shares of preferred stock are outstanding. We have 975,000 authorized shares of undesignated preferred stock. Our board of directors may (or may direct a board committee to) authorize the issuance of one or more additional series of preferred stock and may establish and designate series and the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of preferred stock, when issued and sold, will be fully paid and nonassessable.

The number of shares and all of the relative rights, preferences and limitations of the respective future series of preferred stock authorized by the board of directors (or a committee established by the board of directors) will be described in the applicable prospectus supplement. The terms of particular series of preferred stock may differ, among other things, in:

•	Designation;

•	number of shares that constitute the series;

•	dividends (which may be cumulative or noncumulative), the dividend rate, or the method of calculating the dividend rate;

•	dividend periods, or the method of calculating the dividend periods;

•	redemption provisions, including whether, on what terms and at what prices the shares will be subject to redemption at our option and whether a sinking fund will be established;

•	voting rights;

•	preferences and rights upon liquidation or winding up;

•	whether and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted);

•	for preferred stock convertible into our common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur;

•	whether depositary shares representing the preferred stock will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

•	the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

Each series of preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up:

•	junior to any series of our capital stock expressly stated to be senior to that series of preferred stock;

•	senior to our common stock and any class of our capital stock expressly stated to be junior to that series of preferred stock; and

•	on parity with the Series A Preferred Stock and each other series of preferred stock and all other classes of our capital stock.

Dividends

The holders of shares of Series A Preferred Stock are entitled to receive stated cash dividends from Gateway at an annual rate of 8.75%, and no more, subject to declaration by our board of directors, at its sole discretion, from funds legally available for the payment of dividends. Dividends on the Series A Preferred Stock will not be cumulative on a year-to-year basis. Dividends will be payable as they are declared by the board of directors at such time or times as it elects, and no holder of Series A Preferred Stock will have any right to receive any dividend unless and until that dividend has been declared by the board of directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the board of directors may set a record date in advance of the payment date for the purpose of determining the holders of shares of Series A Preferred Stock who are entitled to receive that dividend.

No dividend shall be declared or paid on our common stock during any calendar year unless and until there shall have been paid in full to the holders of Series A Preferred Stock (or set apart for purposes of such payment), without preference or priority as between such shares or other series of preferred stock, not less than a pro rata portion of the stated annual dividend thereon for that calendar year, at the rate provided therefor, through the date on which we propose to pay the cash dividend on the common stock. Shares of Series A Preferred Stock shall not participate in dividends paid with respect to any other class or series of our capital stock.

If described in the applicable prospectus supplement, we may pay cumulative cash dividends to the holders of preferred stock, when and as declared by the board of directors or the committee, out of funds legally available for payment. The prospectus supplement will detail, as applicable, the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. In the event that dividends are declared on the preferred stock, the board of directors or the committee will fix a record date for any such payment of dividends, which will be paid on the preferred stock to the holders of record on that record date.

We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.

Unless we have paid in full all unpaid cumulative dividends, if any, on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock of Gateway ranking junior or on parity with the preferred stock as to dividend payments (unless otherwise described in the prospectus supplement):

•	declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

•	make other distributions;

•	redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or

•	make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

Conversion and Exchange

The Series A Preferred Stock is not convertible into or exchangeable for shares of our common stock.

The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of Gateway or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Redemption

After January 1, 2009, we have the right and option to redeem all or a portion of the outstanding shares of Series A Preferred Stock at the rate of $1,000.00 for each one whole share of Series A Preferred Stock. In the case of a redemption of less than all of the then outstanding shares of Series A Preferred Stock, the shares will be redeemed proportionately in such manner as our board of directors, at its sole discretion, considers reasonable and appropriate.

The prospectus supplement will indicate whether, and on what terms, shares of any future series of preferred stock will be subject to mandatory redemption or a sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Gateway, the holders of shares of preferred stock, including our Series A Preferred Stock, will be entitled to receive, out of the assets of Gateway available for distribution to shareholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the articles of incorporation and/or the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends, if any, to the date of final distribution, before any distribution is made to holders of:

•	any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up; or

•	our common stock.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of Gateway with or into another corporation nor a merger of another corporation with or into Gateway nor a sale or transfer of all or part of Gateway’s assets for cash or securities will be considered a liquidation, dissolution or winding up of Gateway.

If, upon any liquidation, dissolution or winding up of Gateway, assets of Gateway then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking on parity with the preferred stock as to rights upon liquidation, dissolution or winding up, the holders of the preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of assets by Gateway.

Voting Rights

Unless otherwise determined by our board of directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law. Shares of our Series A Preferred Stock are non-voting shares, and holders of Series A Preferred Stock have no right to vote on matters submitted to a vote of our shareholders except to the extent such voting rights are required by applicable law.

So long as any shares of the preferred stock, other than Series A Preferred Stock, remain outstanding, we will not, without the consent of the holders of at least a majority of the shares of preferred stock outstanding at the time, voting together as one class with all other series of preferred stock having similar voting rights that have been conferred and are exercisable:

•	issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding preferred stock as to dividends or upon liquidation or dissolution; or

•	amend, alter or repeal the provisions of our articles of incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding preferred stock or its holders.

Depositary Shares

We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

The following statements concerning depositary shares, depositary receipts, and the deposit agreement are not intended to be comprehensive and are qualified in their entirety by reference to the forms of these documents, which we have filed or will file as exhibits to the registration statement. Each investor should refer to the detailed provisions of those documents.

General.  The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among Gateway, a bank or trust company we select, with its principal executive office in the United States, as depository, which we refer to as the preferred stock depository, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of any future series of preferred stock, we will deposit those shares with the preferred stock depository, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions.  The preferred stock depository will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

If we make a distribution other than in cash, the preferred stock depository will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depository determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depository may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by Gateway or the preferred stock depository on account of taxes or other governmental charges.

Conversion and Exchange.  If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Voting the Preferred Stock.  Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depository will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depository will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depository in order to enable the preferred stock depository to do so. The preferred stock depository will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares.  Depositary shares will be redeemed from any proceeds received by the preferred stock depository resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depository, the preferred stock depository will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depository.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depository of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depository for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement.  We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depository. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with any liquidation, dissolution or winding up of Gateway and that distribution has been made to the holders of depositary shares or all of the depository shares have been redeemed.

Charges of Preferred Stock Depository.  We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depository in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Corporate Trust Office of Preferred Stock Depository.  The preferred stock depository’s corporate trust office will be set forth in the applicable prospectus supplement relating to a series of depositary shares. Unless otherwise stated in the applicable prospectus supplement, the preferred stock depository will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depository will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Stock Depository.  The preferred stock depository may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depository. Any resignation or removal will take effect upon the appointment of a successor preferred stock depository. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States.

Reports to Holders.  We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depository, and it will forward those reports and communications to the holders of depositary shares.

Limitation on Liability.  Neither we nor the preferred stock depository will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit argument. Our obligations and those of the depository will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depository, negligence or willful misconduct. We and the depository may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Inspection by Holders.  Upon request, the preferred stock depository will provide for inspection to the holders of depositary shares the transfer books of the depository and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depository that such inspection is for a proper purpose reasonably related to such person’s interest as an owner of depositary shares evidenced by the receipts.

Description of Debt Securities

Debt may be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt and, except as otherwise provided in the applicable prospectus supplement, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt and will be subordinate and junior in right of payment to all of our “senior indebtedness” (as defined herein). If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. If issued, there will be one indenture for senior debt securities and one for subordinated debt securities.

Payments

We may issue debt securities from time to time in one or more series. The provisions of each indenture may allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue. The debt securities may be denominated and payable in U.S. dollars.

Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	classification as senior or subordinated debt securities and the specific designation;

•	aggregate principal amount, purchase price and denomination;

•	currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	date of maturity;

•	the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•	whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•	the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

•	information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	the depository for global certificated securities, if any; and

•	any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.

If any of the securities are to be held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Global Securities.”

Subordination Provisions

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture. The indenture for any subordinated debt securities will define the applicable “senior indebtedness.” Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The applicable prospectus supplement will describe the circumstances under which we may withhold payment of principal of, or any premium or interest on, any subordinated debt securities. In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

Covenants

The applicable prospectus supplement will contain, where applicable, the following information about any senior debt securities issued under it:

•	the terms and conditions of any restrictions on our ability to create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance; and

•	the terms and conditions of any restrictions on our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person.

Events of Default

The indenture for any senior debt securities will provide holders of the securities with the terms of remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The indenture may provide for the issuance of debt securities in one or more series and whether an event of default has occurred may be determined on a series by series basis. The events of default will be defined under the indenture and described in the prospectus supplement.

The prospectus supplement will contain:

•	the terms and conditions, if any, by which the securities holders may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

•	the terms and conditions, if any, under which all of the principal of all debt securities and interest accrued thereon shall be immediately due and payable.

The prospectus supplement will also contain a description of the method by which the holders of the outstanding debt securities may annul past declarations of acceleration of, or waive past defaults of, the debt securities.

The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any trust or power at the request of holders. The prospectus supplement will contain a description of the method by which the holders of outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

The indenture will provide that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest. The prospectus supplement will contain a description of the circumstances under which a holder may exercise this right.

The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge

The prospectus supplement will contain a description of our ability to eliminate most or all of our obligations on any series of debt securities prior to maturity provided we comply with the provisions described in the prospectus supplement.

We will also have the ability to discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as “defeasance.” We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants limiting liens and consolidations, mergers, and asset sales, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called “covenant defeasance.” The conditions we must satisfy to exercise covenant defeasance with respect to a series of debt securities will be described in the applicable prospectus supplement.

Modification of the Indenture

The prospectus supplement will contain a description of our ability and the terms and conditions under which, with the applicable trustee, we may enter into supplemental indentures which make certain changes that do not adversely affect in any material respect the interests of the holders of any series without the consent of the holders of debt securities issued under a particular indenture.

The prospectus supplement will contain a description of the method by which we and the applicable trustee, with the consent of the holders of outstanding debt securities, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable indenture or modify in any manner the rights of the holders of those debt securities. The prospectus supplement will also describe the circumstances under which we may not exercise on this right without the consent of each holder that would be affected by such change.

We may not amend a supplemental indenture relating to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of subordinated and senior indebtedness then outstanding.

Description of Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

Description of Units

Units will consist of any combination of one or more of the other securities described in this prospectus and may include trust preferred securities issued by Gateway Capital Statutory Trust V. The applicable prospectus supplement or supplements will also describe:

•	the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

•	any applicable United States federal income tax consequences; and

•	whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Debt Securities,” “Description of Warrants,” “Description of Preferred Stock” and “Description of Common Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement. If applicable, the terms and conditions of any trust preferred securities described in a prospectus or prospectus supplement delivered by Gateway Capital Statutory Trust V will apply to units that include trust preferred securities.

We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

Description of Warrants

We may issue warrants for the purchase of debt securities, or shares of preferred stock or common stock. Warrants may be issued independently or together with any debt securities, shares of preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of preferred stock or common stock. The warrants are to be issued under warrant agreements to be entered into between Gateway and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Gateway in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

This section is a summary of the material terms of the warrant agreement; it does not describe every aspect of the warrants. We urge you to read the form of warrant agreement attached as an exhibit to the registration statement because it, and not this description, will define your rights as a warrant holder.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the price at which such debt securities may be purchased upon such exercise;

•	the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

•	the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

•	if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each such debt security or share of preferred stock or common stock;

•	if applicable, the date on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of preferred stock or common stock at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by Gateway, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock or common stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of preferred stock or common stock purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

•	the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

•	a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of Gateway as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of shareholders for the election of directors of Gateway or any other matter, or to exercise any rights whatsoever as shareholders of Gateway.

Description of Global Securities

Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities other than common stock in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.

If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants, units, or preferred stock, represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of Gateway, the trustees, the warrant agents, the unit agents or any other agent of Gateway, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

Book-Entry Issuance

General

The Depository Trust Company, DTC, may act as securities depository for all of the debt securities unless otherwise referred to in the prospectus supplement relating to an offering of debt securities. The debt securities may be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global certificates will be issued for the debt securities, representing in the aggregate the total amount of the debt securities, and will be deposited with DTC.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation, DTCC. DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the American Stock Exchange and the Financial Industry Regulatory Authority.

Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security, as beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased debt securities. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in debt securities except if use of the book-entry-only system for the debt securities is discontinued.

The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the debt securities. If less than all of the debt securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting with respect to the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the debt securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date.

Distribution of Funds

The relevant trustee will make distribution payments on the debt securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

DTC may discontinue providing its services with respect to any of the debt securities at any time by giving reasonable notice to the relevant trustee or us. If no successor securities depositary is obtained, definitive certificates representing the debt securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of debt securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the debt securities will be printed and delivered.

Plan of Distribution

General

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for a period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the shares for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates by managing underwriters. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the shares if they purchase any of the shares. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

We may have agreements with the underwriters, dealers and agents to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities. Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of their businesses. In connection with the distribution of the securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

Direct Sales

We may also sell shares directly to one or more purchasers without using underwriters or agents.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Marking

Any underwriters who are qualified market markers on The Nasdaq Global Select Market may engage in passive market making transactions in the securities on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The Nasdaq Global Select Market. Any shares of common stock hereunder will be listed in the Nasdaq Global Select Market. We may elect to list any other class or series of securities on any additional exchange or market, but we are not obligated to do so unless stated otherwise in a prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

General Information

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarking firm will be identified and terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

Validity of Securities

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by Williams Mullen, P.C., Raleigh, North Carolina, our counsel, and for any underwriters and agents by counsel selected by such underwriters or agents.

Experts

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in our Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007 have been audited by Dixon Hughes, PLLC, an independent registered public accounting firm, as stated in their reports appearing therein and herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Up to $40,000,000

Series B Non-Convertible Non-Cumulative Perpetual Preferred Stock
(Liquidation Preference $1,000 Per Share)

PROSPECTUS SUPPLEMENT

September 29, 2008